Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

a.Registration Statement (Form S-8 No. 333-201534);
b.Registration Statement (Form S-8 No. 333-148619);
c.Registration Statement (Form S-8 No. 333-131767);
d.Registration Statement (Form S-8 No. 333-83872);
e.Registration Statement (Form S-3 No. 333-210146);
f.Registration Statement (Form S-3 No. 333-217062);
g.Registration Statement (Form S-3ASR No. 333-237571);
h.Registration Statement (Form S-3 No. 333-223892); and
i.Registration Statement (Form S-8 No. 333-227017).

of our report dated February 15, 2021, with respect to the consolidated financial statements of Stagecoach Gas Services LLC included in this combined Annual Report (Form 10-K) of Crestwood Equity Partners LP and Crestwood Midstream Partners LP for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Houston, Texas
February 26, 2021